SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported)
                     September 18, 1997

                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)

    Registrant's telephone number, including area code:
                      (203) 968-3000

             This document consists of 3 pages.

Item 5.   Other Events

On September 18, 1997, Registrant announced an agreement to sell the Westchester Specialty Group, Inc. insurance unit ("Westchester Specialty") of Talegen Holdings, Inc. ("Talegen") to ACE Limited ("ACE").

Under the terms of the agreement, ACE will acquire the stock of Westchester Specialty for $333 million in cash. The purchase price, less approximately $65 million in Talegen transaction-related costs, is consistent with the estimated value of Westchester Specialty established when Registrant discontinued its insurance operations in 1995. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in early January.

Westchester Specialty is a leading provider of specialty property, umbrella and excess casualty insurance coverages in the United States. The company is based in Atlanta and has approximately 210 employees in three locations. Westchester Specialty had annual net written premiums of $125 million in 1996.

The ACE group of companies, headquartered in Bermuda, provides insurance and reinsurance for a diverse group of international clients.

Registrant announced in 1993 that it would disengage from the financial services business and focus exclusively on its core document processing business. Talegen was subsequently reorganized into seven independent property and casualty insurance groups. Following the Westchester Specialty announcement, one insurance group, Crum & Forster Insurance, remains for sale.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                             /s/ MARTIN S. WAGNER
                                         --------------------------------
                                         By: MARTIN S. WAGNER
                                             Assistant Secretary

Dated: September 22, 1997

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